Exhibit 10.2

Execution Copy

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of the 11th day of August, 2010, by and between Red Robin Gourmet Burgers, Inc. (“Red Robin” or the “Company”) and Dennis B. Mullen (“Mullen”).  As used herein, “Parties” means, collectively, Red Robin and Mullen, and “Party” means either Red Robin or Mullen.  Terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).

RECITALS

WHEREAS, Red Robin and Mullen are parties to that certain Second Amended and Restated Employment Agreement dated March 10, 2008, as further amended on August 15, 2009 and January 11, 2010 (the “Employment Agreement”), and various stock option agreements, stock rights and other stock arrangements (the “Stock Agreements”); and

WHEREAS, Red Robin has determined to make a change in the position of Chief Executive Officer, and, in connection therewith, is desirous of terminating Mullen’s role as Chief Executive Officer.  Therefore, Red Robin and Mullen agree that as of the close of business on the effective date under the Employment Agreement dated the date hereof between the Company and Mullen’s successor, which is expected to be on or before September 12, 2010 (the “Effective Date”), Red Robin will have terminated Mullen’s employment as Chief Executive Officer, without Cause, and Mullen shall resign from his positions as a director, officer and employee of Red Robin and any of its subsidiaries, including his position of Chief Executive Officer; and

WHEREAS, in connection therewith, effective as of the Effective Date, Mullen is relinquishing all his rights in, to and under the Employment Agreement, the Stock Agreements, all bonuses relating to past and pending matters benefiting Red Robin (except as expressly provided below) and any other interests he might claim arising from his efforts as Chief Executive Officer, and Red Robin desires to provide the payments and other consideration specified herein.

NOW, THEREFORE, in consideration of the provisions herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties agree as follows:

1.                                       Termination of Service.  Effective as of the close of business on the Effective Date, Red Robin shall have terminated Mullen’s employment as Chief Executive Officer, without Cause, and Mullen shall resign, and Red Robin shall accept such resignation, from all his positions as a director, officer and employee of Red Robin and any of its subsidiaries, including his position of Chief Executive Officer.

2.                                       Consideration.  Red Robin agrees to pay Mullen his Annual Base Salary of $800,000 (such payments to be made in accordance with the Company’s normal payroll practices) for a period of twelve (12) months from the Effective Date (subject to the proviso set forth in Section 4(g)(iv)(B) of the Employment Agreement) and $53,333 in respect of the amounts payable under Section 4(g)(iv)(C) of the Employment Agreement on the schedule set forth therein (the “Cash

Consideration”) and also pay Mullen the Accrued Obligations and reimbursement of his reasonable business expenses incurred through the Effective Date (the “Accrued Amounts”).  On the express condition that Mullen signs and does not rescind the General Release attached as Exhibit A, such amounts shall be payable by Red Robin to Mullen on the ADEA Effective Date (as defined below) by wire transfer in immediately available funds.  Also, on the ADEA Effective Date and on the condition that Mullen does not rescind the General Release attached as Exhibit A, the vesting of 75,000 shares of restricted stock granted to Mullen on August 17, 2007 (remaining 25,000 shares of 75,000 share grant) and August 15, 2008 (50,000 shares) shall be accelerated, and such shares shall be subject to no further restriction.  All payments under this Section 2 shall be subject to applicable withholdings and deductions.

3.                                       Benefits.  Red Robin shall pay or reimburse Mullen the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or otherwise, if COBRA does not apply, for Mullen and his spouse under the Company’s and Red Robin International, Inc.’s then existing medical, dental and prescription insurance plans for the twelve (12) months following the Effective Date, provided that Mullen elects such continuing coverage in accordance with the requirements of each such plan (provided that during any period when Mullen is eligible to receive such benefits under any employer-provided plan or through any government-sponsored program such as Medicare, the benefits provided under this Section 3 may be made secondary to those provided under such other plan).  Mullen hereby agrees to acquire and maintain any and all coverage that he is entitled to at any time during his life under the Medicare program or any similar program of the United States or any agency thereof.  Mullen further agrees to pay any required premiums for Medicare coverage from his personal funds.

4.                                       Consulting Services.

(a)                                  Mullen agrees to make himself reasonably available for consultation to Red Robin’s Board of Directors for a period of nine months from the Effective Date (the “Consulting Service Term”).  The actual dates and time of availability shall be as the Parties mutually agree in good faith, shall be subject to reasonable notice and shall not unreasonably interfere with Mullen’s other business and personal activities.  In no event shall Mullen provide monthly services exceeding 20% of the average level of bona fide services performed by Mullen on a monthly basis over the immediately preceding 36-month period.  It is the intent of both Mullen and Red Robin that Mullen’s employment with Red Robin and its subsidiaries shall terminate as of the Effective Date, and that the consulting services shall not constitute a continuation of his employment.  Mullen shall be reimbursed by Red Robin for all his out of pocket expenses incurred in connection with performance of the consulting services.  In addition, during the Consulting Service Term, (i) Red Robin shall pay Mullen $9,333 per month, (ii) Mullen shall be entitled to retain his personal computer and iPhone, and be reimbursed for the normal monthly service charges for the use of his iPhone during the Consulting Service Term, (iii) Mullen shall be entitled to continue to use his Red Robin restaurant card at the Company’s expense for the duration of the Consulting Service Term, and (iv) Mullen shall be entitled to up to five (5) hours per week of executive assistant help from P.J. Adler or such other Company executive assistant as the Chief Executive Officer reasonably determines.

(b)                                 Mullen shall be an independent contractor, not an employee or agent of Red Robin or any of its subsidiaries or affiliates.  Other than as expressly provided in this Agreement, neither Red Robin nor any of its affiliates shall be required to furnish Mullen with any employee benefits for which officers or employees of such entities are eligible at any time.

5.                                       Mullen’s Relinquishment of Rights.  It is expressly acknowledged and agreed that, subject to the actual receipt by Mullen of the consideration to be delivered pursuant to Section 2 above, Mullen shall relinquish all rights he may have under Sections 1, 2, 3, 4 and 5 of the Employment Agreement, all rights under the Stock Agreements (provided that Mullen shall retain any and all shares (and stock options) of Red Robin that are fully vested, and issued and outstanding in his name and the name of any of the members of his family) and any and all rights he may have to any other salary, bonus or other compensation, except for compensation as a non-employee director during his service as such.  In the event there is no actual receipt by Mullen of the consideration to be delivered pursuant to Section 2 above, then Mullen shall not have relinquished any such rights.

6.                                       Acknowledgement of Continuing Rights and Obligations.  It is acknowledged and agreed that, except as provided in Section 5 above, Mullen shall continue to be entitled to his rights under the Employment Agreement.  It is further acknowledged and agreed that Mullen shall continue to remain obligated under Sections 6 through 21 of the Employment Agreement.

7.                                       General Release. As a condition precedent to Mullen receiving the consideration or benefits set forth in Sections 2 and 3 above, the Parties will execute and deliver the General Release attached as Exhibit A on the Effective Date.  The General Release shall not become enforceable and effective against Mullen until seven calendar days after such execution (the “ADEA Effective Date”).  The consideration and benefits set forth in Sections 2 and 3 above, shall not be paid or provided until after the expiration of the ADEA Effective Date, on the express condition that Mullen does not rescind the General Release.

8.                                       Representations and Warranties.  Each of Mullen and Red Robin (except as to subparagraphs (c) and (e) below), severally and not jointly, warrants and represents as follows:

(a)                                  He or it has read this Agreement and agrees to the conditions and obligations set forth in it.

(b)                                 He or it voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel and (iii) without being pressured or influenced by any statement, representation or omission of any person acting on behalf of the other or any of its officers, directors, employees, agents and attorneys.

(c)                                  Mullen has no knowledge of the existence of any lawsuit, charge or proceeding against Red Robin or any of its officers, directors, employees or agents arising out of or otherwise connected with any of the matters herein released.

(d)                                 He or it has the individual, corporate, or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Party is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company or partnership action.  This Agreement constitutes the legal, valid, and binding obligation of each Party.

(e)                                  Mullen admits, acknowledges, and agrees that, other than the consideration set forth in this Agreement, Mullen has been fully paid or provided all wages, compensation, salary, commissions, bonuses, expense reimbursements, stock, stock options, vacation, change-in-control benefits, severance benefits, deferred compensation, or other benefits from Red Robin, which are or could be due to Mullen under the terms of Mullen’s employment or otherwise.

9.                                       Section 409A.  If any payment or distribution of any type to Mullen or for Mullen’s benefit, whether paid or payable or distributed or distributable, pursuant to the terms of this Agreement, the Employment Agreement or the Stock Agreements (the “Total Payments”), would be subject to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), Mullen acknowledges that any and all claims related to such 409A Tax constitute Released Claims.

10.                                 Company’s Successor.  In addition to any obligations imposed by law upon any successor to Red Robin, Red Robin shall require any successor to all or substantially all of Red Robin’s business or assets (whether direct or indirect and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform Red Robin’s obligations under this Agreement to the same extent, and in the same manner, as Red Robin would be required to perform if no such succession had occurred.  This Agreement shall be binding upon, and inure to the benefit of, any successor to Red Robin.

11.                                 Mullen’s Successor.  This Agreement shall inure to the benefit of, and be enforceable by, Mullen’s personal or legal representatives, designated beneficiary, administrators, executors and heirs.  If Mullen should die after the date hereof but before any payment or benefit to which Mullen is entitled under this Agreement has been received by Mullen, all payments or benefits to which Mullen would have been entitled had he continued to live (other than any such benefits that, by their terms, terminate upon Mullen’s death) shall be made or provided in accordance with this Agreement to the representatives, executors, or administrators of Mullen’s estate.

12.                                 Restricted Assignment.  Except as expressly provided in Sections 10 and 11, neither Party may assign, transfer, or delegate this Agreement or any of its or his rights or obligations under this Agreement without the prior written consent of the other Party.  Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.

13.                                 Waiver and Amendment.  No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought.  Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right.  Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition.  No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties.

14.                                 Entire Agreement.  This Agreement, together with the General Release attached as Exhibit A, contain the Parties’ entire agreement regarding the subject matter of this Agreement and supersede all prior agreements and understandings between them regarding such subject matter (except as reserved herein).  The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.

15.                                 Notice.  Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other Party, with a copies as follows:

If to Mullen,

Dennis B. Mullen
370 Detroit Street
Denver, CO  80206

P: (602) 549-4988

and

Snell & Wilmer
c/o Roger Cohen
1200 17th Street, Suite 1900
Denver, CO 80202
P: (303) 634-2000
F: (303) 634-2020

If to Red Robin,

Red Robin Gourmet Burgers, Inc.
Annita M. Menogan
Senior Vice President and General Counsel
6312 S. Fiddler’s Green Circle
Suite 200 North
Greenwood Village, CO 80111
P: (303) 846-6034
F: (303) 846-6048

and

Davis Graham & Stubbs LLP

c/o: Ronald R. Levine, II

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

P:  (303) 892-7514

F:  (303) 893-1379

Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.)  Nevertheless, if the date of delivery is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next Business Day.

16.                                 Severability.  It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 12), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

17.                                 Title and Headings; Construction.  Titles and headings to sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

18.                                 Governing Law; Jurisdiction.  All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado.  Jurisdiction and venue of any action or proceeding relating to this Agreement or any dispute (to the extent arbitration is not required under Section 12) shall be exclusively in Denver, Colorado.

19.                                 Survival of Certain Provisions.  Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

20.                                 Counterparts.  This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document.  All counterparts shall be construed together to constitute one, and the same, document.

21.                                 Attorneys Fees.  The Parties agree that Red Robin shall pay all reasonable expenses and costs Mullen incurs with Snell & Wilmer in connection with the negotiation and execution of this Agreement or in good faith in obtaining or retaining payments and benefits under this Agreement within 20 days of being incurred up to a maximum of $15,000.  Payment of this expense in any taxable year may not affect expenses to be paid in any other year.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of August 11, 2010.

MULLEN:

Signature:	/s/ Dennis B. Mullen
Name: Dennis B. Mullen

RED ROBIN:

Red Robin Gourmet Burgers, Inc., a Delaware corporation

By:	/s/ Annita M. Menogan
Its: Senior Vice President
Name: Annita M. Menogan

STRICTLY CONFIDENTIAL

EXHIBIT A

GENERAL RELEASE

1.                                      Definitions.

I intend all words used by this General Release (the “Release”) to have their plain meanings in ordinary English.  These terms shall have the following meanings:

A.                                   I, me, my and Releasor mean me and anyone who has or obtains any legal rights or claims through me.

B.                                     Employer means:  (i) Red Robin Gourmet Burgers, Inc. and Red Robin International, Inc. (collectively, the “Company”), (ii) any company related to the Company in the past or present, (iii) the past and present officers, directors, employees, shareholders, attorneys, agents and representatives of the Company, (iv) any present or past employee benefit plan sponsored by the Company and/or officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan, (v) and any person who acted on behalf of the Company on instruction from the Company.

C.                                     Employment Agreement means that certain Second Amended and Restated Employment Agreement dated as of March 10, 2008, as further amended on August 15, 2009 and January 11, 2010 between me and the Company.

D.                                    My Claims means all of my rights to any relief of any kind from the Employer, including but not limited to:

1.                                       All claims I now have, whether or not I now know about such claims, including all claims arising out of or relating to my past employment with Employer, the termination of that employment or statements or actions of the Employer including, but not limited to: breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers’ compensation retaliation; violation of the Age Discrimination in Employment Act of 1967; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991; the Family and Medical Leave Act; the National Labor Relations Act; The Americans with Disabilities Act; COBRA; ERISA; the anti-discrimination laws of the state in which I reside and of any other state; and/or any other federal, state or local statute, law, ordinance, regulation, order or principle of common law;

2.                                       All claims I have now, whether or not I know about the claims, for any type of relief from the Employer, including, but not limited to, all claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages for any alleged breach of contract, any tort claim and any alleged personal injury or emotional injury or damage; and

3.                                       All claims for attorneys’ fees;

but excluding my rights to receive payments and benefits pursuant to Section 4(e)(iv) of my Employment Agreement and any claims that arise after the date I sign this Release.

2.                                      Agreement to Release My Claims.

In exchange for my right to receive payments and other benefits under Section 4(e)(iv) of my Employment Agreement, to which I am not otherwise entitled, I agree to give up all My Claims against the Employer and give up all other actions, causes of action, claims or administrative complaints that I have against the Employer.  I will not bring any lawsuits or other claims against the Employer relating to the claims that I have released nor will I allow any lawsuits or claims to be brought or continued on my behalf or in my name.  The money and other consideration I receive pursuant to Section 4(e)(iv) of my Employment Agreement is a full and fair payment for the release of My Claims and the Employer does not owe me anything further for My Claims.  Separate from this agreement, I will also receive any compensation due me for the last pay period during which I was an employee of Employer and compensation for earned vacation pay.  My rights to receive the other payments and benefits due under Section 4(e)(iv) of my Employment Agreement shall be effective only after receipt by the Employer of this Release, signed by me and properly notarized, and after the expiration of the seven (7) day revocation period mentioned in Section 5, below.  I understand that I will not receive any payments due me under Section 4(e)(iv) of my Employment Agreement (other than payment of the Accrued Obligations under clause (1) thereof) if I revoke or rescind this Release, and in any event, until after the seven (7) day revocation period has expired.

I further agree to:

A.                                   Reimburse the Employer for any cost; loss; expense, including reasonable attorneys’ fees; awards or judgments resulting from my failure to perform my obligations under this Release or under my Employment Agreement or from any misstatement or omission I have made in this Release; and

B.                                     Indemnify, defend and save harmless the Employer from any costs, liability or expense, including reasonable attorneys’ fees, arising from the taxation, if any, of any amounts received by me pursuant to this Release, including but not limited to any penalties or administrative expenses.

3.                                      Additional Agreement and Understandings.

Even though the Employer will pay me to settle and release My Claims, the Employer does not admit that it is legally obligated to me, and the Employer denies that it is responsible or legally obligated for My Claims or that it has engaged in any improper conduct or wrongdoing against me.

I have read this Release carefully and understand its terms.  I am hereby being advised by the Employer to consult with an attorney prior to signing this Release.  My decision to sign or not to sign this Release is my own voluntary decision made with full knowledge that the Employer has advised me to consult with an attorney.  In agreeing to sign this Release, I have not relied on any statement or explanation of my rights or obligations made by the Employer or its attorneys.

I am old enough to sign this Release and to be legally bound by the agreements that I am making.  I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims accrued and date of my signature below.  I am legally able and entitled to receive the entire sum of money being paid to me by the Employer in settlement of My Claims.  I have not assigned or pledged any of My Claims or any portion of them to any third person.  I am a resident of the State of Colorado and have executed this Release within the State of Colorado.  I understand and agree that this Release contains all the agreements between the Employer and me relating to this settlement, and that it supersedes all prior negotiations and agreements relating to the subject matter hereof.

I admit, acknowledge, and agree that, other than the payments and other benefits under Section 4(e)(iv) of my Employment Agreement, I have been fully paid or provided all wages, compensation, salary, commissions, bonuses, expense reimbursements, stock, stock options, vacation, change-in-control benefits, severance benefits, deferred compensation, or other benefits from the Employer, which are or could be due to me under the terms of my employment or otherwise.

4.                                      Twenty-One Day Period to Consider the Release.

I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release.  If I cannot make up my mind in that time, the Employer may or may not allow more time.  I acknowledge that if I sign this Release before the end of the twenty-one (21) day period, it will be my personal, voluntary decision to do so, with the intent to waive the full twenty-one (21) day period.

5.                                      Seven Day Period to Rescind the Release.

I understand that I may rescind (that is, cancel) this Release for any reason within seven (7) calendar days after I sign and deliver it to the Employer.  I understand that my notice rescinding this agreement must be in writing and hand-delivered or mailed to the Employer.  If mailed, my notice rescinding this agreement must be:

A.	Postmarked within seven (7) days after I sign and deliver this agreement to the Employer;

B.	Properly addressed to:	Red Robin Gourmet Burgers, Inc.
Red Robin International, Inc.
6312 South Fiddler’s Green Circle, Suite 200 North
Greenwood Village, CO 80111
Attention: Chief Legal Officer

and

C.	Sent by certified mail, return receipt requested, postage pre-paid.

6.                                      Confidentiality.

I understand that part of the consideration paid to me by the Employer is in consideration for my agreement to keep the fact of this Release and its terms strictly confidential, except as required by law.  I may not discuss, disclose or reveal, directly or indirectly, the fact of this Release or its terms or conditions to any person, corporation, or other entity, other than to my accountant, legal advisor and members of my immediate family who (prior to disclosure to them) shall likewise agree in writing to maintain the confidentiality of this Release.  Neither may I provide any information, assistance or encouragement of any kind to any person firm or corporation concerning the investigation or prosecution of any claim against the Employer, except pursuant to EEOC requirements or court order.  If I violate the terms of this Section 6, I shall be liable to the Employer for the return of all payments made pursuant to Section 4(e)(iv) of my Employment Agreement (other than payment of the Accrued Obligations thereunder and for the Employer’s costs and attorneys’ fees in any action brought to enforce the provisions of this Section 6.  The parties agree that fixing the amount of damages caused by my breach of this Section 6 would be difficult or impossible to ascertain, that the amount for which I would become liable to Employer upon my breach of my obligations under this Section 6 is a fair and reasonable estimate of the damages that Employer may sustain as a result of my breach.  On that basis, the amount I have agreed to pay to Employer upon my breach of my obligations under this Section 6 shall be payable as liquidated damages for my breach and not as a penalty.

7.                                       Non-Disparagement.

I agree that I will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them; and the Company agrees that its directors and senior executive officers will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages me, either professionally or personally.

8.                                      Survival of Certain Provisions of Employment Agreement.

Sections 6 through 21 of the Employment Agreement shall survive the termination of my employment and are incorporated herein by reference as if fully set forth.

9.                                      Choice of Law.

This Release shall be deemed to have been executed and delivered within the State of Colorado, and my rights and obligations and the rights and obligations of the Employer hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

10.                               Arbitration.

Any dispute or controversy arising out of interpretation or enforcement of this Release shall be resolved pursuant to the terms set forth in Section 14 of the Employment Agreement.

11.                               Severability.

If any provision of this Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Release shall be construed and enforced as if such invalid provisions never had been inserted in the Release.

RELEASOR

Dennis B. Mullen
Date:

STATE OF	)
COUNTY OF	) ss:

Subscribed and sworn to me a Notary Public in and for the state of                                     by                                          this                       day of                                         , 200   .

Notary Public in and for the State of
My commission expires:

AGREED AND ACCEPTED:

RED ROBIN GOURMET BURGERS, INC.
RED ROBIN INTERNATIONAL, INC.

By:
Title:
Date: